Exhibit 10.10

QAD Inc.

100 Innovation Place

Santa Barbara, CA 93108

March 7, 2017

Mr. Anton Chilton

Re: Promotion from EVP, Global Services to Chief, Global Field Operations

Dear Anton,

Congratulations on your appointment.

I am pleased to offer you the position of Chief, Global Field Operations, QAD Inc. (“QAD” or the “Company”). Your primary job responsibilities will be the overall responsibility for worldwide Sales, Services and Marketing.

Compensation

Subject to approval by the Compensation Committee of the Board, your new cash compensation will be calculated and earned from February 1, 2017, and will be as follows:

Base Salary

Your new gross base salary will be $376,000 per annum ($15,666.67 per pay period, 24 pay periods per year). Your total compensation plan will reflect an on-target earnings goal of $621,000 per annum, based upon the achievement of specific objectives under the bonus plan, as broadly described below.

Bonus Plan

You will be re-enrolled in the Executive Bonus Plan with a potential bonus of 65% of your base salary based on achievement of specific objectives. Your bonus components are 70% QAD Financial Results and 30% MBOs.

Restricted Stock Units

A 20,000 share grant of restricted stock units (“RSUs”) will be recommended to be awarded to you. This recommendation will go to the Board of Directors for approval. If awarded, your RSUs will vest over a four-year period, one-fourth of the grant (25%) on each of the first four anniversaries of the grant date. You will receive further details of the RSUs in a separate RSU agreement, the terms of which will be in accordance with QAD’s standard policies.

You will next be reviewed for equity in the FY20 Focal Review.

Benefits

All other benefits remain consistent with the benefits package offered under your prior role and are subject to change at the sole discretion of QAD.

Other

This change in your job title and position with QAD does not change your status as an at-will employee of QAD. Your employment with QAD remains subject to all of the Company’s usual policies and practices and you or the Company may terminate employment at any time for any reason. QAD has made no promise or representation regarding the length of your employment. Upon acceptance of this position, please sign one copy and return it to the Chief People Officer.

Anton, I look forward to the great leadership you will provide in this new role. I believe you will enjoy the challenges and opportunities that lie ahead in this dynamic time in QAD’s history.

Congratulations again.

Sincerely,

/s/ Karl Lopker

Karl Lopker

Chief Executive Officer

QAD Inc.

Accepted by: Anton Chilton

Signature: /s/ Anton Chilton

Date 3/7/2017